Exhibit 99.1

The Middleby Corporation Completes Acquisition of Doyon Equipment Inc.

ELGIN, Ill.--(BUSINESS WIRE)--December 16, 2009--The Middleby Corporation (NASDAQ: MIDD) today announced it has acquired all of the shares of Doyon Equipment Inc. (“Doyon”), a leading manufacturer of baking ovens for the commercial foodservice industry with approximately $15 million in annual sales located in Canada. The transaction will be financed under Middleby’s senior revolving credit facility. The acquisition of Doyon allows Middleby to continue to expand its portfolio of leading brands in the cooking and warming segments and increase its market penetration worldwide.

Selim A. Bassoul, Middleby Chairman and Chief Executive Officer, said, “We are very pleased to announce the Doyon acquisition. Doyon is a well recognized brand, with a strong presence in Canada and growing presence in the United States. This acquisition allows us to continue to strengthen our leadership position in baking ovens and add to our portfolio of leading chain restaurant customers. Additionally, we believe there are measurable synergies that can be achieved with this acquisition.”

Mr. Bassoul further continued, “We are very excited to have the Doyon team, lead by Karl Doyon, joining the Middleby organization. Karl will continue to lead Doyon as the President of this division. He and his team will lead initiatives to expand Middleby’s presence in the bakery and supermarket segments, as well as initiatives to expand the presence of the Middleby portfolio of products in Canada. Karl is well respected within the industry and will be a great addition to our team.”

Statements in this press release or otherwise attributable to Middleby regarding its business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Middleby cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. These risks are detailed from time-to-time in Middleby's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2008.

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer